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                                    FORM OF
                           DATA TRANSLATION II, INC.
                             1996 STOCK OPTION PLAN

                        INCENTIVE STOCK OPTION AGREEMENT



________ Shares                                                        ________


     Pursuant to its 1996 Stock Option Plan (the "Plan"), Data Translation II, Inc. (the "Company") hereby grants to ________ (the "Optionee") an Option to purchase on or prior to ________ (the "Expiration Date") all or any part of ________ shares of Common Stock of the Company, par value $0.01 per share ("Option Shares") at a price of $________ per share in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions
                      ---------
set forth hereinafter and in the Plan. This Option shall be construed in a manner to qualify it as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be governed by the laws of Delaware.

     1.  Vesting Schedule.  Subject to the provisions of Section 4 hereof and
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Sections 5 and 8 of the Plan, this Option shall become vested and exercisable
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with respect to the following whole number of Option Shares according to the timetable set forth below:

                               Percentage of       Cumulative
    Number of Years           Shares Becoming      Percentage
  After Date of Grant     Available for Exercise    Available
------------------------  -----------------------  -----------

      Less than 1 year               0%                 0%
      At least 1 year               25%                25%
      At least 2 years              25%                50%
      At least 3 years              25%                75%
      At least 4 years              25%               100%

      2.  Manner of Exercise.  The Optionee may exercise this Option only in the
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following manner:  from time to time on or prior to the Expiration Date of this
Option, the Optionee may give written notice to the Company's Option Committee (the "Committee") of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice. This notice shall specify the number of shares to be purchased.

      Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (a) in cash, by certified or bank check or other instrument acceptable to the Committee; (b) in the form of shares of Common Stock, par value $0.01 per share, of the Company that are not then subject to restrictions under any Company plan and that have been held by the Optionee for at least six (6) months; (c) by the Optionee delivering to the

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Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or (d) a combination of (a), (b) and (c) above. Payment instruments will be received subject to collection.

      The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment for the Option Shares, as set forth above, and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares will be in compliance with applicable laws and regulations.

      If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

      Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

      3.  Non-transferability of Option.  This Option shall not be transferable
          -----------------------------
by the Optionee otherwise than by will or by the laws of descent and distribution, and this Option shall be exercisable, during the Optionee's
lifetime, only by the Optionee.   Subject to the provisions of Section 4 hereof,
                                                               ---------
this Option may be exercised after the Optionee's death by the Optionee's personal representative or by the legatees or heirs who receive this Option by will or by the laws of descent and distribution.

      4.  Termination of Employment.  If the Optionee's employment by the
          -------------------------
Company or any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain (a "Subsidiary") is terminated, the extent to which and the period within which the Option may be exercised shall be as set forth below.

          (a) Termination Due to Death.  If the Optionee's employment terminates
              ------------------------
          by reason of death, this Option may be exercised, to the extent exercisable at the date of death, for a period of one (1) year from the date of death or until the Expiration Date, if earlier.

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          (b) Termination Due to Disability.  If the Optionee's employment
              -----------------------------
          terminates because the Optionee is "permanently and totally disabled" (as defined in Section 22(e)(3) of the Code), this Option may be exercised, to the extent exercisable on the date of termination, for a period of one (1) year from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the last six (6) months of the period provided in this Section 4(b) shall extend such period until six (6) months after the date of death or until the Expiration Date, if earlier.

          (c) Termination for Cause.  If the Optionee's employment terminates
              ---------------------
          for cause (defined as a vote of the Board of Directors of the Company resolving that the Optionee should be dismissed as a result of (i) any material breach by the Optionee of any agreement to which the Optionee and the Company or any Subsidiary are parties, (ii) any act (other than retirement) or omission to act by the Optionee which may have a material and adverse effect on the business of the Company or any Subsidiary or on the Optionee's ability to perform services for the Company or any Subsidiary, including, without limitation, the commission of any crime (other than ordinary traffic violations), or
          (iii) any material misconduct or neglect of duties by the Optionee in connection with the business or affairs of the Company or any Subsidiary), this Option shall immediately terminate and be of no further force and effect.

          (d) Other Termination.  If the Optionee's employment terminates for
              -----------------
          any reason other than death, disability or cause, this Option may be exercised, to the extent exercisable on the date of termination, for a period of three (3) months from the date of termination or until the Expiration Date, if earlier.

For this purpose, neither a transfer of employment from the Company to a Subsidiary (or from a Subsidiary to the Company) nor an approved leave of absence shall be deemed a "termination of employment."

      5.  Option Shares.  The Option Shares are shares of Common Stock as
          -------------
constituted on the date of this Option, subject to adjustment as provided in

Section 7 of the Plan.
---------

      6.  No Special Employment Rights.  This Option will not confer upon the
          ----------------------------
Optionee any right with respect to continuance of employment by the Company or a Subsidiary, nor will it interfere in any way with any right of the Optionee's employer to terminate the Optionee's employment at any time.

      7.  Rights as a Shareholder.  The Optionee shall have no rights as a
          -----------------------
shareholder with respect to any shares of Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment

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shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

      8.  Qualification under Section 422.  This Option is intended to qualify
          -------------------------------
as an incentive stock option within the meaning of Section 422 of the Code, but the Company does not represent or warrant that this Option qualifies or will be treated as such. The Optionee acknowledges that stock options granted to the Optionee by the Company (including this Option) may not be treated as incentive stock options to the extent that the aggregate fair market value of stock with respect to which such options are first exercisable during any calendar year exceeds $100,000 (determined as of the date or dates such options were granted).

      The Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, in general no sale or other disposition may be made of any Option Shares acquired upon exercise of the Option within the one-year period beginning on the day after the day of the transfer of such Option Shares to him or her, nor within the two-year period beginning on the day after the grant of the Option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such Option Shares within these periods, he or she shall notify the Company not later than thirty (30) days after such disposition. The Optionee should consult with his or her own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

      9.  Tax Withholding.  No later than the date as of which part or all of
          ---------------
the value of any shares of Common Stock received pursuant to this Option first becomes includible in the Optionee's gross income for federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 9
                                                                     ---------
of the Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to such income.

      10.  The Plan.  In the event of any discrepancy or inconsistency between
           --------
this Agreement and the Plan, the terms and conditions of the Plan shall control.

      11.  Miscellaneous.  Notices hereunder shall be mailed or delivered to the
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Company or the Committee at the Company's principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

                                    DATA TRANSLATION II, INC.


                                    By
                                      -----------------------------------
                                       Name

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      Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:



                                        --------------------------------------
                                                      , Optionee
                                        --------------

Date:
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